Exhibit 10.1

SECURED PROMISSORY NOTE

$2,386,000	San Diego, California

1. Fundamental Provisions. The following terms will be used as defined terms in this Secured Promissory Note (“Note”):

Date of this Note:	April 6, 2009

Maker:	Overland Storage, Inc., a California corporation

Holder:	Anacomp, Inc., an Indiana corporation, or assignee

Principal Amount:	$2,386,000 United States Currency, subject to reconciliation as provided in Section 6.16 of that certain Security Agreement entered into as of April 6, 2009 between Maker and Holder (the “Security Agreement”)

Interest Rate:	12% per annum (simple interest)

Default Interest Rate:	14% per annum (simple interest)

Maturity Date:	July 9, 2010

Security:	This Note is secured by the Security Agreement

2. Promise to Pay. For good and valuable consideration, Maker promises to pay to Holder, or order, the principal amount of Two Million Three Hundred Eighty-Six Thousand Dollars ($2,386,000) (“Principal Amount”), subject to reconciliation as provided in Section 6.16 of the Security Agreement, with interest at the Interest Rate (or the Default Interest Rate while an Event of Default exists). On October 9, 2009, Maker shall pay to Holder the principal reduction payment of $477,200 plus the then accrued and unpaid interest. On January 8, 2010, Maker shall pay to Holder the principal reduction payment of $596,500 plus the then accrued and unpaid interest. On April 9, 2010, Maker shall pay to Holder the principal reduction payment of $596,500 plus the then accrued and unpaid interest. On July 9, 2010, Maker shall pay to Holder the principal reduction payment of $715,800 plus the then accrued and unpaid interest, in final payment and satisfaction of the Note. The entire unpaid principal balance plus accrued and unpaid interest, late charges and other fees and charges or expenses then owing shall be due and payable on the Maturity Date. Payment shall be in lawful money of the United States via wire transfer to Anacomp, Inc. pursuant to the wire instructions attached hereto as Exhibit A, or such other method as Holder may from time to time designate.

3. Default Interest. If any scheduled payment of principal and interest due under this Note is not received by Holder within five (5) calendar days after the date such payment is due, the outstanding principal of the Note shall begin accruing interest at the Default Interest Rate until the overdue payment has been made. The five (5) calendar day period provided in the preceding sentence is not a grace period or cure period and Holder shall be entitled to exercise all of Holder’s rights and remedies upon the occurrence of an Event of Default.

4. Prepayments. This Note may be prepaid at any time in whole or in part before due without prepayment penalty or premium. In the event that the full amount owed by Maker under this Note is paid to Holder such that no indebtedness under this Note remains unpaid, then the Holder shall return to Maker the original Note marked “paid in full”.

5. Event of Default. At the option of Holder, it shall be an “Event of Default” hereunder if:

(a) Maker fails to pay when due any payment of principal or any other sum payable under the Note; provided that Holder provides Maker (with a copy to Marquette Commercial Finance, a division of Marquette Business Credit, Inc. (“Marquette”), Faunus Group International, Inc. (“FGI”) and Adaptec, Inc. (“Adaptec”) as provided in Section 6.7 of the Security Agreement) five (5) calendar days written notice of such failure and such failure is not cured within such five (5) day period.

(b) Maker defaults in the performance of any of its obligations under any provision of the Loan Documents (as defined in the Security Agreement); provided that Holder provides Maker (with a copy to Marquette, FGI and Adaptec as provided in Section 6.7 of the Security Agreement) thirty (30) calendar days written notice of such default and such default is not cured within such thirty (30) day period.

(c) Maker fails to pay any fees or payments under that certain Authorized Service Provider Agreement dated July 1, 2001, including Amendments No. 1 through No. 15 (collectively referred to as the “Service Agreement”), in a total amount that equals or exceeds the most recent two (2) months’ worth of aggregate fees and payments under the Service Agreement; provided that failure to pay will only be deemed to occur after the lapse of any grace period and cure period set forth in the Service Agreement.

(d) The Service Agreement is terminated on account of a breach of such agreement by Maker.

(e) Any warranty or representation made by Maker in the Security Agreement, or any of the Loan Documents, is untrue in any material respect, in any case on any date as of which the facts set forth are stated or certified.

(f) Maker institutes a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, or consents to the institution of an involuntary case thereunder against it; or Maker files a petition initiating or otherwise institutes any similar proceeding under any other applicable federal or state law, or consents thereto; or Maker applies for, or by consent or by failure to object there is an appointment of or order entered by a court of competent jurisdiction appointing a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or Maker makes an assignment for the benefit of creditors; or Maker admits in writing its inability to pay its debts generally as they become due; or, if an involuntary case is commenced seeking the liquidation or reorganization of Maker under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding is commenced against Maker under any other applicable federal or state law, and (1) the petition commencing the involuntary case is not timely controverted within sixty (60) calendar days; or (2) the petition commencing the involuntary case is not stayed or dismissed within sixty (60) calendar days of its filing; or (3) a trustee (interim or otherwise) is appointed to take possession of all or a portion of the Maker’s assets, or to operate all or any part of the business of Maker; or (4) an order for relief is issued or entered therein.

(g) Holder does not have or ceases to have a valid and perfected lien on and security interest in all of the collateral as provided in the Security Agreement, junior in priority only to the lien in favor or Marquette, the lien in favor of FGI and the lien in favor of Adaptec, other than as a result of action or inaction of Holder or Holder’s agent. Notwithstanding anything to the contrary in this Agreement, Maker may not seek or obtain any Consent-Required Indebtedness without the consent of Holder, which consent shall not be unreasonably withheld. Maker shall promptly provide written notice to Holder of its intent to seek or obtain Consent-Required Indebtedness, which reasonably specifies the nature of such Consent-Required Indebtedness, and shall promptly provide Holder with such financial or other information necessary or reasonably requested by Holder so that Holder may assess Maker’s financial condition. Holder shall use its best efforts to review such information and provide Maker with its decision regarding its consent as soon as practicable after the receipt of such information from Maker. For purposes of the foregoing, “Consent Required Indebtedness” is new borrowing by Maker that is not included in any of the following categories: (1) any unsecured indebtedness; (2) any secured indebtedness where the corresponding lender agrees to subordinate its rights to those of Holder under the Note or the Security Agreement; (3) any indebtedness involving the acquisition of equipment or other assets where the vendor maintains only a purchase money security interest in the equipment or assets being purchased; (4) any indebtedness that is (x) incurred in the ordinary course of Maker’s business and (y) not more than $100,000 at any one time; or (5) any indebtedness sought or obtained when the purpose of such indebtedness is to pay off Maker’s indebtedness to Marquette, FGI or Adaptec in order to obtain more favorable financing terms; provided, however, that the total amount of new facilities or loans do not exceed the total amount of the then-in-effect facilities under the Marquette and FGI arrangements, or in the case of Adaptec, the total amounts owed to Adaptec.

(h) The obligations and liabilities of Maker under any of its agreements with Marquette, FGI or Adaptec is accelerated pursuant to the terms thereof.

6. Acceleration. Upon the occurrence of an Event of Default, at the option of Holder and following written notice to each of Marquette, FGI and Adaptec as provided in Section 6.7 of the Security Agreement, the entire sum of principal, interest, and all other charges due under this Note, shall become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Maker; and Holder shall have all rights, powers and remedies available under this Note, all of which rights, powers and remedies may be exercised at any time by Holder and from time to time after the occurrence of an Event of Default. All rights, powers and remedies of Holder in connection with this Note are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity.

7. Costs of Collection. Maker agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees, expenses and any other costs attributable to collection, whether or not suit is filed, and all costs incurred in realizing upon any collateral securing this Note. No extension of the time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note of any of the undersigned not a party to such agreement.

8. No Waiver. No delay or omission of Holder in exercising any right or power arising in connection with any Event of Default shall be construed as a waiver or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof. Holder may, as its option, in writing, waive any of the conditions herein and no such waiver shall be deemed to be a waiver of Holder’s rights hereunder, but rather shall be deemed to have been made in pursuance of this Note and not in modification thereof. No waiver of any Event of Default shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent Event of Default.

9. Waivers. Maker waives presentment, protest, demand, notice of protest, dishonor or non-payment of this Note, and any and all other notices or matters of a like nature, waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, consent to any and all renewals and extensions of the time of payment hereto, and agree further that any time and from time to time without notice, the terms of payment hereof may be modified, without in any way affecting the liability of any party to this Note, any endorser, or any person liable or to become liable with respect to any indebtedness evidenced hereby. No single or partial exercise of, or forbearance from exercising, any power hereunder or under any security agreement or other agreement or instrument securing this Note shall preclude other or further exercises thereof or the exercise of any other power. Neither the granting of any extension of time, nor the acceptance or release of any security for this Note, nor the cancellation, modification or invalidity of any document evidencing or securing this Note, nor any delay or omission on the part of Holder hereof in exercising any right hereunder, shall operate as a waiver of such right or of any other right under this Note to release Maker or any endorser of this Note or general partner of any of the foregoing. The release of any party liable on this Note shall not operate to release any other party liable hereon. The acceptance by Holder hereof of any payment which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of any default which may then exist or the right to accelerate at that time or any subsequent time or nullify any prior acceleration without the express prior written consent of Holder hereof. The right to plead any and all statutes of limitations as a defense to any demand on this Note, or any agreement to the same, or any instrument securing this Note, or any and all obligations or liabilities arising out of or in connection with this Note, is expressly waived by Maker and each and every endorser or guarantor, if any, to the fullest extent permitted by law.

10. Permissible Interest. In no contingency or event whatsoever, by acceleration or otherwise, shall the amount of interest paid or agreed to be paid to Holder, its successors or assigns, for the loan, use, forbearance or detention of money exceed the maximum, if any, permissible under applicable law. If, from any circumstances, Holder, or its successors or assigns, should ever receive as interest an amount that would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note and not the payment of interest. This provision shall control every other provision of this Note and all agreements between Maker and Holder, and its successors and assigns.

11. Representations. Maker represents and warrants that (a) Maker is duly incorporated and validly existing in its place of operation, with authority to execute this Note, (b) Maker has total assets of at least $2,000,000 according to its most recent financial statements, which are of a date not more than 90 calendar days prior to the date of this Note and were prepared in accordance with generally accepted accounting principles, (c) Maker has a preexisting personal or business relationship with Holder and/or Maker, by reason of its own business and financial experience or that of its professional advisors, has the capacity to protect its own interests in connection with this Note and the Security Agreement, and (d) the proceeds of this Note were not used for household use.

12. Benefit of Notice; Assignment. The provisions of this Note shall bind Maker, its successors, devisees and assigns for the benefit of Holder or its successors, devisees and assignees. This Note may be assigned in whole or in part by Holder subject to any terms and conditions of the Security Agreement, but not Maker.

13. TOTAL AMOUNTS OWED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LOAN DOCUMENTS, THE SERVICE AGREEMENT OR ANY OTHER AGREEMENT, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE PRINCIPAL AMOUNT (AS DEFINED IN THE NOTE AND SUBJECT TO AMENDMENT UPON RECONCILIATION OF THE PRINCIPAL AMOUNT AS SET FORTH IN SECTION 6.16 OF THE SECURITY AGREEMENT) OF THE NOTE IS THE TOTAL AMOUNT OWED BY MAKER TO HOLDER UNDER ANY AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS, THE SERVICE AGREEMENT AND ANY OTHER AGREEMENT, AS OF MARCH 31, 2009. HOLDER ACCEPTS THE NOTE, SUBJECT TO AMENDMENT OF THE PRINCIPAL AMOUNT UPON RECONCILIATION AS PROVIDED IN SECTION 6.16 OF THE SECURITY AGREEMENT, AS PAYMENT IN FULL FOR ALL AMOUNTS OWED BY MAKER TO HOLDER AS OF MARCH 31, 2009.

14. Choice of Law and Venue. This Note shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Maker and Holder each hereby submit to the exclusive jurisdiction of the state and Federal courts located in the County of San Diego, State of California. MAKER AND HOLDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS NOTE.

15. Severable Provisions. The provisions of this Note are intended by Maker to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Note or any part hereof.

16. Time is of the Essence. Maker agrees that time is strictly of the essence for every provision hereof.

17. Notice. Unless otherwise provided in this Note, all notices or demands by any party relating to this Note or any other agreement entered into in connection herewith shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Maker or to Holder, as the case may be, at its addresses set forth below:

If to Maker:	Overland Storage, Inc. Attn: Kurt L. Kalbfleisch, Chief Financial Officer 4820 Overland Avenue San Diego, California 92123 Fax No.: (858) 495-4267

If to Holder:	Anacomp, Inc. Attn: Paul J. Najar, Executive Vice President, General Counsel and Secretary 15378 Avenue of Science San Diego, CA 92128 Fax No.: (858) 716-3771

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

18. Amendments in Writing, Integration. This Note may not be amended, except in a writing executed by the parties; provided, however upon the reconciliation of the amounts due to Holder as of March 31, 2009 under the Service Agreement as provided in Section 6.16 of the Security Agreement, Maker shall immediately amend this Note to provide the reconciled amount as the principal amount under this Note and shall immediately provide Holder with an originally executed amendment to this Note. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Note, if any, are merged into this Note.

IN WITNESS WHEREOF, Maker has executed this Note as of the Date of this Note.

MAKER:
Overland Storage, Inc.

By:	/s/ Vernon A. LoForti
Vernon A. LoForti
President

EXHIBIT A

WIRE INSTRUCTIONS

Union Bank of California

Monterey Park, CA

Bank Routing # 122000496

ANACOMP, INC.

Account# 4040128749